Exhibit 99.1

Dunkin’ Brands Reports Second Quarter 2012 Results

•	Revenue up 9.8% and adjusted operating income up 14.0%

•	Adjusted operating income margin at 45.8%

•	Adjusted net income up 63.2%

•	Comparable store sales growth across all four business segments

•	Board of Directors authorizes share repurchase program

CANTON, Mass. (July 26, 2012) – Dunkin’ Brands Group, Inc. (Nasdaq: DNKN), the parent company of Dunkin’ Donuts (DD) and Baskin-Robbins (BR), today reported results for the second quarter ended June 30, 2012. “Tomorrow marks our one-year anniversary as a publicly-traded company. We believe our strong performance to date clearly demonstrates the platform for growth that we laid out at the time of our IPO,” said Nigel Travis, Chief Executive Officer, Dunkin’ Brands Group, Inc., and President, Dunkin’ Donuts U.S. “For the quarter, our franchised business model continued to generate consistent revenue growth and high-margins, resulting in a 32 percent increase in adjusted earnings per share. Additionally, our focus on store-level economics, best-in-class product and marketing innovation, and operational execution drove comparable store sales increases across all business segments. We also continued to capitalize on our significant growth prospects in the U.S. and internationally and by the end of the quarter had more than 17,000 restaurants worldwide.”

Consolidated Key Highlights

($ in millions, except per share data)	Quarter 2			Increase (Decrease)
	2012		2011	$/%/#	%
System-wide Sales Growth		6.9%	6.9%
DD U.S. Comparable Store Sales Growth		4.0%	3.8%
BR U.S. Comparable Store Sales Growth		4.6%	-2.8%
DD International Comparable Store Sales Growth		3.5%
BR International Comparable Store Sales Growth		1.5%
Consolidated Net POD Development		140	140	—	0.0%
DD Global PODs at period end		10,169	9,867	302	3.1%
BR Global PODs at period end		6,847	6,560	287	4.4%
Consolidated Global PODs at period end		17,016	16,427	589	3.6%

Revenues		$172.4	157.0	15.4	9.8%
Operating Income[1]		46.1	61.8	(15.7)	-25.3%
Operating Income Margin[1]		26.8%	39.4%
Adjusted Operating Income[2]		$78.9	69.2	9.7	14.0%
Adjusted Operating Income Margin[2]		45.8%	44.1%
Net Income		$18.5	17.2	1.3	7.8%
Adjusted Net Income[2]		40.3	24.7	15.6	63.2%
Earnings (Loss) Per Share—Basic and Diluted
Class L—basic and diluted	$	n/a	0.83	n/a	n/a
Common—basic		0.15	(0.04)	0.19	n/a
Common—diluted		0.15	(0.04)	0.19	n/a
Diluted Adjusted Earnings per Pro Forma Common Share[2]		0.33	0.25	0.08	32.0%
Pro Forma Weighted Average Number of Common Shares—Diluted (in millions)		122.0	98.0	24.0	24.5%

(amounts and percentages may not recalculate due to rounding)

[1]

Operating income includes the impact of $20.7 million increase in the legal reserve related to the Bertico litigation and $3.7 million of costs related to the closing of the Peterborough, Ontario, Canada ice cream manufacturing plant.

[2]

Adjusted operating income and adjusted net income are non-GAAP measures reflecting operating income and net income adjusted for amortization of intangible assets, impairment charges, and other non-recurring, infrequent, or unusual charges (including those charges referred to above in footnote 1), net of the tax impact of such adjustments in the case of adjusted net income. Diluted adjusted earnings per pro forma common share is a non-GAAP measure, calculated using adjusted net income, and gives effect to the conversion of Class L common stock as if the conversion were completed at the beginning of the respective fiscal period. Please refer to “Non-GAAP Measures and Statistical Data,” “Dunkin’ Brands Group, Inc. Non-GAAP Reconciliations,” and “Dunkin’ Brands Group, Inc. Diluted Adjusted Earnings per Pro Forma Common Share” for further detail.

Global system-wide sales growth in the second quarter was primarily attributable to Dunkin’ Donuts U.S. comparable store sales growth (which includes stores open 54 weeks or more), global store development, and growth in Baskin-Robbins international sales.

Dunkin’ Donuts U.S. comparable store sales growth in the second quarter was driven by increased average ticket and higher traffic. The growth resulted from strong beverage sales growth led by cold beverages including Black Cocoa Crème Iced Coffee as part of the Men in Black™3 promotion and a national $0.99 Iced Tea offer; differentiated breakfast sandwich offerings such as the new Breakfast Burrito in Steak and Veggie varieties as well as the continuation of the Angus Steak, Egg and Cheese Breakfast Sandwich; continued growth in Bakery Sandwiches; sales of Dunkin’ Donuts K-Cup portion packs; and the “What Are You Drinkin’”® marketing campaign.

Baskin-Robbins U.S. comparable store sales growth was driven by new product news around the return of signature Flavors of the Month including Lunar Cheesecake as part of the Men in Black™3 promotion, and Strawberry Lemonade; Mother’s and Father’s Day custom cake sales; and new beverages such as the Triple Chocolate Cappy Blast and Tropical Banana Smoothie.

In the second quarter, Dunkin’ Brands franchisees and licensees opened 140 net new restaurants across the globe. This includes 87 net new Baskin-Robbins International locations, 29 net new Dunkin’ Donuts International locations, 19 net new Dunkin’ Donuts U.S. locations, and 5 net new Baskin-Robbins U.S. locations. Additionally, Dunkin’ Donuts U.S. franchisees remodeled 156 restaurants during the quarter.

Revenues grew by 9.8 percent compared to the second quarter of 2011, primarily from increased royalty income driven by the increase in system-wide sales.

Operating income decreased $15.7 million, or 25.3 percent, from the second quarter of 2011 primarily as a result of a $20.7 million increase in the legal reserve related to the Bertico litigation and $3.7 million of costs related to the closing of the Peterborough, Ontario, Canada ice cream manufacturing plant, offset by the increase in revenues. Adjusted operating income increased $9.7 million, or 14.0 percent, from the second quarter of 2011 primarily as a result of the increase in revenues and continued general and administrative expense leverage.

Net income increased by $1.3 million compared to the second quarter of 2011 as a result of a decrease in interest expense associated with the refinancings completed last year and the repayment of our debt with the proceeds from our initial public offering, offset by the decrease in operating income. Adjusted net income increased by $15.6 million compared to the second quarter of 2011 as a result of the increase in adjusted operating income and the decrease in interest expense, offset by a corresponding increase in tax expense.

Company Updates

•	The Company’s Board of Directors authorized a program to repurchase up to an aggregate $500 million of its outstanding common stock. The authorization is granted for a period of two years.

•

The Company intends to increase its senior secured credit facility by approximately $400 million and to seek certain amendments to the facility. The facility is expected to be structured to allow the Company the option to draw down the incremental term loan during a specified period of time to use for returning capital to shareholders as well as general corporate purposes.

•

The Company today announced that the Board of Directors declared a third quarter cash dividend of $0.15 per share, payable on August 24, 2012 to shareholders of record as of the close of business on August 6, 2012.

•

The Company increased its legal reserve in the second quarter in relation to the Quebec Superior Court’s ruling in the Bertico litigation, in which the court found for the plaintiffs and issued a judgment against Dunkin’ Brands. The Company increased its legal reserve to $24.6 million during the second quarter of 2012 from $3.9 million. The Company intends to vigorously appeal the decision.

•

On July 18, 2012 the Company announced that in October 2012, Baskin-Robbins will close its Peterborough, Ontario, Canada manufacturing plant, which supplies ice cream to certain of the brand’s international markets. Ice cream that had been produced in Peterborough will now be produced by Dean Foods. This will enable Baskin-Robbins to provide ice cream to a growing number of international franchisees and their customers. As a result of the closing, the Company estimates charges of between $16 million and $18 million, of which $4 million is a non-cash charge. Of that estimated total, during the second quarter the Company had $3.7 million in costs related to the closing, $1.1 million of which was non-cash. Additionally, the Company expects annual savings of approximately $4 million to $5 million beginning in 2013.

“We have made significant progress in driving supply chain efficiencies for both Dunkin’ Donuts and Baskin-Robbins while maintaining our high product quality,” said Neil Moses, Dunkin’ Brands Chief Strategy Officer. “Our decision to close our Baskin-Robbins plant in October is in keeping with this strategy. Moving our international ice cream production to a trusted, long-term dairy manufacturing partner is aligned with our asset-light model and is expected to generate significant annual savings for the Company. Most importantly, this transition will enable us to provide better support for our growing international Baskin-Robbins business.”

Fiscal Year 2012 Targets

As described below, the Company is increasing certain targets and reaffirming others that it has previously provided regarding its 2012 performance.

•

The Company continues to expect Dunkin’ Donuts U.S. comparable store sales growth to be in the range of 4 to 5 percent and Baskin-Robbins U.S. comparable store sales growth to be in the range of 2 to 4 percent.

•

The Company is increasing its global growth target to between 600 to 700 net new units. It continues to expect that Dunkin’ Donuts U.S. will add between 260 and 280 net new restaurants and now expects Baskin-Robbins U.S. will close between 40 and 60 restaurants net (previously the range was 60 to 80 net closures). Internationally, the Company targets opening 400 to 450 net new units across the two brands, an increase from 350 to 450.

•

The Company continues to expect revenue growth of between 7 and 8 percent with adjusted operating income growth of between 12 and 14 percent. The targets for revenue and adjusted operating income growth are based on a 52-week year in 2011.

•

The Company is increasing its range for adjusted earnings per share to $1.22 to $1.25 which would represent 30 to 33 percent growth over its $0.94 adjusted earnings per share in 2011 and is an increase from the previous target of $1.21 to $1.24.

“We are pleased by Dunkin’ Brands’ strong, consistent performance in the quarter and we have many levers to help drive further growth in the second half of 2012. On the strength of this performance, we are increasing both our 2012 adjusted earnings per share and our global restaurant development targets,” said Paul Carbone, Dunkin’ Brands Chief Financial Officer. “Our highly-leverageable, franchised business model and significant white space growth opportunities uniquely position us to continue to grow our business and deliver shareholder value despite an increasingly challenging economic environment.”

###

Conference Call

As previously announced, Dunkin’ Brands will be holding a conference call today at 8:00 am ET hosted by Chief Executive Officer, Nigel Travis, Chief Global Strategy Officer, Neil Moses, and Chief Financial Officer, Paul Carbone. The dial-in number is (866) 393-1607 or (914) 495-8556, conference number 96970168. Dunkin’ Brands will broadcast the conference call live over the Internet at http://investor.dunkinbrands.com. A replay of the conference call will be available on the Company’s website at http://investor.dunkinbrands.com.

The Company’s consolidated statements of operations, condensed consolidated balance sheets, condensed consolidated statements of cash flows and other additional information have been provided with this press release. This information should be reviewed in conjunction with this press release.

Forward-Looking Statements

Certain statements contained herein are not based on historical fact and are “forward-looking statements” within the meaning of the applicable securities laws and regulations. Generally, these statements can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. These risk and uncertainties include, but are not limited to: the ongoing level of profitability of franchisees and licensees; changes in working relationships with our franchisees and licensees and the actions of our franchisees and licensees; our master franchisees’ relationships with sub-franchisees; the strength of our brand in the markets in which we compete; changes in competition within the quick-service restaurant segment of the food industry; changes in consumer behavior resulting from changes in technologies or alternative methods of delivery; economic and political conditions in the countries where we operate; our substantial indebtedness; our ability to protect our intellectual property rights; consumer preferences, spending patterns and demographic trends; the success of our growth strategy and international development; changes in commodity and food prices, particularly coffee, dairy products and sugar, and other operating costs; shortages of coffee; failure of our network and information technology systems; interruptions or shortages in the supply of products to our franchisees and licensees; the impact of food borne-illness or food safety issues or adverse public or media opinions regarding the health effects of consuming our products; our ability to collect royalty payments from our franchisees and licensees; the ability of our franchisees and licensees to open new restaurants and keep existing restaurants in operation; our ability to retain key personnel; any inability to protect consumer credit card data and catastrophic events.

Forward-looking statements reflect management’s analysis as of the date of this press release. Important factors that could cause actual results to differ materially from our expectations are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our most recent annual report on Form 10-K. Except as required by applicable law, we do not undertake to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Measures and Statistical Data

In addition to the GAAP financial measures set forth in this press release, the Company has included certain non-GAAP measurements, adjusted operating income, adjusted operating income margin, adjusted net income, and diluted adjusted earnings per pro forma common share, which present operating results on a basis adjusted for certain items and/or reflecting the conversion of our previously outstanding Class L common stock into shares of common stock. The Company uses these non-GAAP measures as key performance measures for the purpose of evaluating performance internally. We also believe these non-GAAP measures provide our investors with useful information regarding our historical operating results. These non-GAAP measures are not intended to replace the presentation of our financial results in accordance with GAAP. Use of the terms adjusted operating income, adjusted operating income margin, adjusted net income, and diluted adjusted earnings per pro forma common share may differ from similar measures reported by other companies. Adjusted operating income and adjusted net income are reconciled from the respective measures determined under GAAP in the attached table “Dunkin’ Brands Group, Inc. Non-GAAP Reconciliation.”

On August 1, 2011, the Company completed an initial public offering in which the Company sold 22,250,000 shares of common stock at an initial public offering price of $19.00 per share. Immediately prior to the offering, each share of the Company’s Class L common stock converted into 2.4338 shares of common stock. The number of common shares used in the calculation of diluted adjusted earnings per pro forma common share for the three months ended June 25, 2011 gives effect to the conversion of all outstanding shares of Class L common stock at the conversion factor of 2.4338 common shares for each Class L share, as if the conversion was completed at the beginning of the fiscal period. The calculation of diluted adjusted earnings per pro forma common share also includes the dilutive effect of common restricted shares and stock options, using the treasury stock method. Diluted adjusted earnings per pro forma common share is calculated using adjusted net income, as defined above. See the attached table “Dunkin’ Brands Group, Inc. Diluted Adjusted Earnings per Pro Forma Common Share” for further detail.

Additionally, the Company has included metrics such as system-wide sales growth and comparable store sales growth, which are commonly used statistical measures in the quick-service restaurant industry and are important to understanding Company performance.

The Company uses “System-wide sales growth” to refer to the percentage change in sales at both franchisee- and company-owned restaurants from the comparable period of the prior year. Changes in system-wide sales are driven by changes in average comparable store sales and changes in the number of restaurants.

The Company uses “DD U.S. comparable store sales growth,” “BR U.S. comparable store sales growth” and “International comparable store sales growth,” which are calculated by including only sales from franchisee- and company-owned restaurants that have been open at least 54 weeks and that have reported sales in the current and comparable prior year week.

About Dunkin’ Brands Group, Inc.

With more than 17,000 points of distribution in nearly 60 countries worldwide, Dunkin’ Brands Group, Inc. (Nasdaq: DNKN) is one of the world’s leading franchisors of quick service restaurants (QSR) serving hot and cold coffee and baked goods, as well as hard-serve ice cream. At the end of the second quarter 2012, Dunkin’ Brands’ nearly 100 percent franchised business model included more than 10,000 Dunkin’ Donuts restaurants and nearly 7,000 Baskin-Robbins restaurants. For the full-year 2011, the company had franchisee-reported sales of approximately $8.3 billion. Dunkin’ Brands Group, Inc. is headquartered in Canton, Mass.

Contact(s):

Stacey Caravella (Investors) Director, Investor Relations Dunkin’ Brands, Inc. investor.relations@dunkinbrands.com 781-737-3200	Karen Raskopf (Media) SVP, Corporate Communications Dunkin’ Brands, Inc. karen.raskopf@dunkinbrands.com 781-737-5200

Amounts and percentages may not recalculate due to rounding

	Three months ended
	June 30,	June 25,	Increase (Decrease)
Dunkin’ Donuts U.S.	2012	2011	$	%
	($ in thousands except as otherwise noted)
Comparable store sales growth	4.0%	3.8%
Systemwide sales growth	7.8%	6.0%
Franchisee reported sales (in millions)	$1,574.9	1,463.2	111.8	7.6%

Revenues:
Royalty income	$84,897	78,321	6,576	8.4%
Franchise fees	6,363	5,580	783	14.0%
Rental income	24,789	22,665	2,124	9.4%
Other revenues	6,557	3,660	2,897	79.2%

Total revenues	$122,606	110,226	12,380	11.2%

Segment profit	$89,918	82,605	7,313	8.9%

Points of distribution	7,079	6,838	241	3.5%
Gross openings	71	71	—	0.0%
Net openings	19	39	(20)	-51.3%

	Three months ended
	June 30,	June 25,	Increase (Decrease)
Dunkin’ Donuts International	2012	2011	$	%
	($ in thousands except as otherwise noted)
Comparable store sales growth	3.5%
Systemwide sales growth	1.5%	10.3%
Franchisee reported sales (in millions)	$164.9	162.4	2.5	1.5%

Revenues:
Royalty income	$3,266	3,191	75	2.4%
Franchise fees	595	567	28	4.9%
Rental income	36	79	(43)	-54.4%
Other revenues	(27)	(6)	(21)	-350.0%

Total revenues	$3,870	3,831	39	1.0%

Segment profit	$1,933	3,150	(1,217)	-38.6%

Points of distribution	3,090	3,029	61	2.0%
Gross openings	70	82	(12)	-14.6%
Net openings	29	23	6	26.1%

	Three months ended
	June 30,	June 25,	Increase (Decrease)
Baskin Robbins U.S.	2012	2011	$	%
	($ in thousands except as otherwise noted)
Comparable store sales growth	4.6%	-2.8%
Systemwide sales growth	5.5%	-5.3%
Franchisee reported sales (in millions)	$158.7	150.5	8.2	5.4%

Revenues:
Royalty income	$7,999	7,509	490	6.5%
Franchise fees	195	299	(104)	-34.8%
Rental income	1,024	1,184	(160)	-13.5%
Sales of ice cream products	1,155	1,022	133	13.0%
Other revenues	2,367	2,808	(441)	-15.7%

Total revenues	$12,740	12,822	(82)	-0.6%

Segment profit	$8,860	7,101	1,759	24.8%

Points of distribution	2,493	2,546	(53)	-2.1%
Gross openings	19	13	6	46.2%
Net openings (closings)	5	(13)	18	n/m

	Three months ended
	June 30,	June 25,	Increase (Decrease)
Baskin Robbins International	2012	2011	$	%
	($ in thousands except as otherwise noted)
Comparable store sales growth	1.5%
Systemwide sales growth	6.3%	15.6%
Franchisee reported sales (in millions)	$374.5	352.2	22.2	6.3%

Revenues:
Royalty income	$2,336	2,292	44	1.9%
Franchise fees	277	380	(103)	-27.1%
Rental income	136	153	(17)	-11.1%
Sales of ice cream products	27,287	24,203	3,084	12.7%
Other revenues	70	(89)	159	n/m

Total revenues	$30,106	26,939	3,167	11.8%

Segment profit	$11,842	10,279	1,563	15.2%

Points of distribution	4,354	4,014	340	8.5%
Gross openings	131	148	(17)	-11.5%
Net openings	87	91	(4)	-4.4%

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended			Six months ended
	June 30, 2012		June 25, 2011	June 30, 2012	June 25, 2011
Revenues:
Franchise fees and royalty income		$105,928	98,139	201,972	184,098
Rental income		26,002	24,143	48,941	46,274
Sales of ice cream products		28,442	25,225	51,165	47,941
Other revenues		12,015	9,465	22,681	17,872

Total revenues		172,387	156,972	324,759	296,185

Operating costs and expenses:
Occupancy expenses—franchised restaurants		12,912	12,917	25,832	25,205
Cost of ice cream products		19,971	18,696	36,789	33,820
General and administrative expenses, net		84,026	54,057	141,866	107,943
Depreciation		7,333	6,096	13,522	12,222
Amortization of other intangible assets		6,783	7,023	13,648	14,105
Impairment charges		377	404	386	1,057

Total operating costs and expenses		131,402	99,193	232,043	194,352
Equity in net income of joint ventures:		5,153	4,015	8,617	4,797

Operating income		46,138	61,794	101,333	106,630

Other income (expense):
Interest income		139	150	257	265
Interest expense		(16,690)	(28,958)	(33,386)	(62,840)
Loss on debt extinguishment and refinancing transactions		—	(5,165)	—	(16,172)
Other gains (losses), net		(267)	(64)	(207)	412

Total other expense		(16,818)	(34,037)	(33,336)	(78,335)

Income before income taxes		29,320	27,757	67,997	28,295
Provision for income taxes		11,101	10,595	23,864	12,856

Net income including noncontrolling interests		18,219	17,162	44,133	15,439
Net loss attributable to noncontrolling interests		(278)	—	(314)	—

Net income attributable to Dunkin’ Brands		$18,497	17,162	44,447	15,439

Earnings (loss) per share:
Class L—basic and diluted	$	n/a	0.83	n/a	1.68
Common—basic		0.15	(0.04)	0.37	(0.55)
Common—diluted		0.15	(0.04)	0.36	(0.55)

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$218,685	246,715
Accounts, notes, and other receivables, net	49,437	58,787
Other current assets	104,214	100,972

Total current assets	372,336	406,474

Property and equipment, net	183,896	185,360
Investments in joint ventures	164,316	164,636
Goodwill and other intangible assets, net	2,385,069	2,398,211
Other assets	68,839	69,337

Total assets	$3,174,456	3,224,018

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$16,000	14,965
Accounts payable	8,175	9,651
Other current liabilities	256,475	291,924

Total current liabilities	280,650	316,540

Long-term debt, net	1,442,274	1,453,344
Deferred income taxes, net	569,728	578,660
Other long-term liabilities	126,687	129,538

Total long-term liabilities	2,138,689	2,161,542

Total stockholders’ equity	755,117	745,936

Total liabilities and stockholders’ equity	$3,174,456	3,224,018

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six months ended
	June 30, 2012	June 25, 2011
Cash flows from operating activities:
Net income including noncontrolling interests	$44,133	15,439
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	27,170	26,327
Loss on debt extinguishment and refinancing transactions	—	16,172
Deferred income taxes	(13,504)	726
Equity in net income of joint ventures	(8,617)	(4,797)
Dividends received from joint ventures	4,389	5,237
Other non-cash adjustments, net	4,275	2,714
Change in operating assets and liabilities:
Accounts, notes, and other receivables, net	10,086	26,567
Other current liabilities	(33,608)	(48,764)
Liabilities of advertising funds, net	(3,934)	(1,801)
Other, net	(3,482)	675

Net cash provided by operating activities	26,908	38,495

Cash flows from investing activities:
Additions to property and equipment	(9,748)	(9,136)
Other, net	(1,745)	913

Net cash used in investing activities	(11,493)	(8,223)

Cash flows from financing activities:
Repayment of long-term debt, net	(10,441)	(4,750)
Payment of deferred financing and other debt-related costs	—	(16,951)
Dividends paid on common stock	(36,114)	—
Other, net	3,140	2,908

Net cash used in financing activities	(43,415)	(18,793)

Effect of exchange rates on cash and cash equivalents	(30)	35

Increase (decrease) in cash and cash equivalents	(28,030)	11,514
Cash and cash equivalents, beginning of period	246,715	134,100

Cash and cash equivalents, end of period	$218,685	145,614

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES

Diluted Adjusted Earnings per Pro Forma Common Share

(In thousands, except share and per share data)

(Unaudited)

	Three months ended		Six months ended
	June 30, 2012	June 25, 2011	June 30, 2012	June 25, 2011
Adjusted net income available to common shareholders:
Adjusted net income	$40,325	24,717	70,948	34,239
Less: Adjusted net income allocated to participating securities	(71)	(236)	(142)	(328)

Adjusted net income available to common shareholders	$40,254	24,481	70,806	33,911

Pro forma weighted average number of common shares—diluted:
Weighted average number of Class L shares	—	22,866,486	—	22,841,801
Class L conversion factor	—	2.4338	—	2.4338

Weighted average number of converted Class L shares	—	55,653,044	—	55,592,963
Weighted average number of common shares	120,095,118	41,522,343	119,888,657	41,446,342

Pro forma weighted average number of common shares—basic	120,095,118	97,175,387	119,888,657	97,039,305
Incremental dilutive common shares (a)	1,890,406	804,081	1,762,195	402,041

Pro forma weighted average number of common shares—diluted	121,985,524	97,979,468	121,650,852	97,441,346

Diluted adjusted earnings per pro forma common share	$0.33	0.25	0.58	0.35

(a)	Represents the dilutive effect of restricted shares and stock options, using the treasury stock method.

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES

Non-GAAP Reconciliations

(In thousands)

(Unaudited)

	Three months ended		Six months ended
	June 30, 2012	June 25, 2011	June 30, 2012	June 25, 2011
Operating income	$46,138	61,794	101,333	106,630
Operating income margin	26.8%	39.4%	31.2%	36.0%
Adjustments:
Amortization of other intangible assets	$6,783	7,023	13,648	14,105
Impairment charges	377	404	386	1,057
Secondary offering costs	1,281	—	2,195	—
Peterborough plant closure costs (a)	3,678	—	3,678	—
Bertico litigation (b)	20,680	—	20,680	—

Adjusted operating income	$78,937	69,221	141,920	121,792

Adjusted operating income margin	45.8%	44.1%	43.7%	41.1%

Net income attributable to Dunkin’ Brands	$18,497	17,162	44,447	15,439

Adjustments:
Amortization of other intangible assets	6,783	7,023	13,648	14,105
Impairment charges	377	404	386	1,057
Secondary offering costs	1,281	—	2,195	—
Loss on debt extinguishment and refinancing transactions	—	5,165	—	16,172
Peterborough plant closure costs (a)	3,678	—	3,678	—
Bertico litigation (b)	20,680	—	20,680	—
Tax impact of adjustments, excluding Bertico litigation (c)	(4,848)	(5,037)	(7,963)	(12,534)
Tax impact of Bertico adjustment (d)	(6,123)	—	(6,123)	—

Adjusted net income	$40,325	24,717	70,948	34,239

(a)

Represents costs incurred related to the announced closure of the Baskin-Robbins ice cream manufacturing plant in Peterborough, Canada, including $1.9 million of severance-related charges, $1.1 million of accelerated depreciation, and other transition-related costs.

(b)

Represents the incremental legal reserve recorded related to the Quebec Superior Court’s ruling in the Bertico litigation, in which the Court found for the Plaintiffs and issued a judgment against Dunkin’ Brands in the amount of approximately $C16.4 million, plus costs and interest.

(c)	Tax impact of adjustments, excluding the Bertico litigation, calculated at a 40% effective tax rate.
(d)

Tax impact of Bertico litigation adjustment calculated as if the incremental reserve had not been recorded. The tax impact includes $3.9 million representing the actual direct tax benefit expected to be realized, as well as a $2.2 million tax benefit recorded in the second quarter of 2012 that is expected to fully reverse in the third and fourth quarters of 2012 based on interim tax provision requirements.